                         AGREEMENT AND PLAN OF MERGER

                                     AMONG

                        NTT COMMUNICATIONS CORPORATION,

                           CHASER ACQUISITION, INC.

                                      AND

                                  VERIO INC.

                            Dated as of May 7, 2000


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ARTICLE  I
     THE OFFER..............................................................   2

  Section 1.1.  The Offer...................................................   2
  Section 1.2.  Company Actions.............................................   3

ARTICLE  II

     THE MERGER.............................................................   5

  Section 2.1.  The Merger..................................................   5
  Section 2.2.  Effective Time..............................................   5
  Section 2.3.  Effects of the Merger.......................................   5
  Section 2.4.  Charter and Bylaws; Directors and Officers..................   5
  Section 2.5.  Conversion of Securities....................................   6
  Section 2.6.  Exchange of Certificates....................................   7
  Section 2.7.  Merger Without Meeting of Stockholders......................   9
  Section 2.8.  Further Assurances..........................................   9
  Section 2.9.  Closing.....................................................  10

ARTICLE  III

     REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.......................  10

  Section 3.1.  Organization................................................  10
  Section 3.2.  Authority...................................................  10
  Section 3.3.  Consents and Approvals; No Violations.......................  10
  Section 3.4.  Information Supplied........................................  11
  Section 3.5.  Ownership of Shares.........................................  12
  Section 3.6.  Interim Operations of Sub...................................  12
  Section 3.7.  Brokers.....................................................  12
  Section 3.8.  Financing...................................................  12

ARTICLE  IV

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................  12

  Section 4.1.  Organization, Standing and Power............................  13
  Section 4.2.  Capital Structure...........................................  13
  Section 4.3.  Authority...................................................  15
  Section 4.4.  Consents and Approvals; No Violation........................  16
  Section 4.5.  SEC Documents and Other Reports.............................  17
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  Section 4.6.  Information Supplied........................................  17
  Section 4.7.  Absence of Certain Changes or Events........................  18
  Section 4.8.  Permits and Compliance......................................  18
  Section 4.9.  Tax Matters.................................................  19
  Section 4.10.  Actions and Proceedings....................................  19
  Section 4.11.  Certain Agreements.........................................  20
  Section 4.12.  ERISA......................................................  21
  Section 4.13.  Liabilities................................................  22
  Section 4.14.  Labor Matters..............................................  22
  Section 4.15.  Intellectual Property......................................  23
  Section 4.16.  Title to Assets............................................  23
  Section 4.17.  State Takeover Statutes....................................  24
  Section 4.18.  Required Vote of Company Stockholders......................  24
  Section 4.19.  Brokers....................................................  24

ARTICLE  V

     COVENANTS RELATING TO CONDUCT OF BUSINESS..............................  24

  Section 5.1.  Conduct of Business by the Company Pending the Merger.......  24
  Section 5.2.  No Solicitation.............................................  28
  Section 5.3.  Third Party Standstill Agreements...........................  29

ARTICLE  VI

     ADDITIONAL AGREEMENTS..................................................  29

  Section 6.1.  Stockholder Meeting.........................................  29
  Section 6.2.  Access to Information.......................................  30
  Section 6.3.  Directors...................................................  31
  Section 6.4.  Fees and Expenses...........................................  32
  Section 6.5.  Company Stock Options.......................................  32
  Section 6.6.  Hiway Warrants..............................................  34
  Section 6.7.  Reasonable Best Efforts.....................................  34
  Section 6.8.  Public Announcements........................................  35
  Section 6.9.  State Takeover Laws.........................................  35
  Section 6.10.  Indemnification; Directors and Officers Insurance..........  35
  Section 6.11.  Notification of Certain Matters............................  36
  Section 6.12.  Real Estate Transfer and Gains Tax.........................  36
  Section 6.13.  Senior Notes of the Company................................  37
  Section 6.14.  Retention and Incentive Plan; Certain Benefits.............  37
  Section 6.15.  Settlement of Equity Swap Transaction......................  38
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ARTICLE  VII

     CONDITIONS PRECEDENT TO THE MERGER.....................................  38

  Section 7.1.  Conditions to Each Party's Obligation to Effect the Merger..  38

ARTICLE  VIII

     TERMINATION, AMENDMENT AND WAIVER......................................  38

  Section 8.1.  Termination.................................................  38
  Section 8.2.  Effect of Termination.......................................  40
  Section 8.3.  Amendment...................................................  40
  Section 8.4.  Waiver......................................................  40

ARTICLE  IX

     GENERAL PROVISIONS.....................................................  40

  Section 9.1.  Non-Survival of Representations and Warranties..............  40
  Section 9.2.  Notices.....................................................  41
  Section 9.3.  Interpretation; Certain Definitions.........................  42
  Section 9.4.  Counterparts................................................  44
  Section 9.5.  Entire Agreement; No Third-Party Beneficiaries..............  44
  Section 9.6.  Governing Law...............................................  44
  Section 9.7.  Assignment..................................................  44
  Section 9.8.  Severability................................................  44
  Section 9.9.  Enforcement of this Agreement...............................  44
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                                   EXHIBITS

A  Conditions of the Offer

                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2000 (this "Agreement"), among NTT Communications Corporation, a limited liability joint stock company incorporated under the laws of Japan ("Parent"), Chaser Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Sub"), and Verio Inc., a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                             W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time to the extent permitted under this Agreement, the "Offer") to purchase (i) any and all of the shares (the "Common Shares") of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock"), at a purchase price of not less than $60.00 per Common Share (the "Offer Price"), and (ii) any and all of the shares (the "Preferred Shares") of Series A Preferred Stock (as defined in Section 4.2) of the Company at a purchase price of not less than $62.136 per Preferred Share, plus, if the purchase of Preferred Shares pursuant to the Offer occurs after July 31, 2000, all accumulated and unpaid dividends on such Preferred Share from August 1, 2000 to and including the expiration date of the Offer (the "Preferred Share Offer Price"), in each case net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement; and the Board of Directors of the Company has adopted resolutions approving the Offer, the Merger (as defined below) and this Agreement and recommending that holders of Common Shares and Preferred Shares (collectively, "Shares") accept the Offer and that, if applicable, the holders of Company Common Stock adopt this Agreement; and

          WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), following the purchase of Shares pursuant to the Offer upon the terms and subject to the conditions set forth herein, whereby (i) each issued and outstanding Common Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive the price per Common Share paid in the Offer and (ii) each issued and outstanding Preferred Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive the Preferred Share Merger Consideration (as defined in Section 2.5), and the respective Boards of Directors of Sub and the Company have approved this Agreement.

          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER

          Section 1.1. The Offer. (a) Subject to the provisions of this Agreement, as promptly as reasonably practicable but in no event later than May 17, 2000, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in the attached Exhibit A (the "Offer Conditions") (any of which may be waived in whole or in part by Sub in its sole discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit A) without the consent of the Company) and subject to the rights of Parent and Sub to terminate this Agreement as provided in Section 8.1. Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price or the Preferred Share Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in Sections 1.1(b) and (c), extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) amend any other term of the Offer in a manner adverse to the holders of Shares. Sub shall not provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act.

          (b) Subject to the terms and conditions hereof, the Offer shall expire at midnight, New York City time, on the date that is 20 business days after the date the Offer is commenced; provided, that Sub may, without the consent of the Company, (i) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period reasonably determined by Sub after consultation with its legal advisors to be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iii) if all Offer Conditions are satisfied or waived but the sum of the number of Common Shares tendered pursuant to the Offer and the number of Common Shares owned by Parent or one or more direct or indirect Subsidiaries of Parent is less than 90% of the outstanding Common Shares but at least 85% of the outstanding Common Shares, extend the Offer on one or more occasions for an aggregate period of not more than five business days beyond the latest expiration date that would otherwise be permitted under clause (i) or (ii) of this sentence (provided that all Offer Conditions shall have been irrevocably deemed to have been satisfied or waived if Sub elects to extend the Offer pursuant to clause (iii) of this sentence), subject in the case of each of clauses (i) and (ii) of this sentence to the right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof.

          (c) Parent and Sub agree that if at any scheduled expiration date of the Offer, the Minimum Condition, the HSR Condition, the Exon-Florio Condition (as defined in Exhibit A) or either of the conditions set forth in paragraphs (e) or (f) of Exhibit A shall not have been satisfied, but at such scheduled expiration date all the conditions set forth in paragraphs (a), (b), (c), (d), (g) and (h) of Exhibit A shall then be satisfied, or if not then satisfied, are reasonably capable of being satisfied prior to November 10, 2000, at the request of the Company (confirmed in writing), Sub shall extend the Offer from time to time (each such individual extension not to exceed ten business days after the previously scheduled expiration date, unless the parties otherwise agree), subject to any right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof.

          (d) Subject only to the Offer Conditions and so long as this Agreement has not been terminated in accordance with its terms, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act.

          (e) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and Parent and Sub shall cause to be disseminated the Offer Documents to holders of Shares as and to the extent required by applicable Federal securities laws. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents prior to their filing with the SEC or dissemination to the stockholders of the Company. Parent and Sub agree to provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments. The Company shall cooperate with Parent and its counsel in responding to any such comments.

          (f) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          (g) Parent or Sub shall engage an information agent in connection with the Offer.

          Section 1.2. Company Actions. (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, duly adopted, by unanimous vote of all directors (with the exception of one director who did not participate in such meeting), resolutions (i) approving this

Agreement, (ii) approving the Offer and the Merger, (iii) taking all action necessary to render the provisions of Section 203 of the DGCL (as defined below) inapplicable to the Offer and the Merger, (iv) determining that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and (v) recommending that holders of Shares accept the Offer and that the holders of Common Shares, if applicable, adopt this Agreement. The Company represents and warrants that its Board of Directors has received the opinion of Salomon Smith Barney Inc. that the proposed consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and a complete and correct signed copy of such opinion has been delivered by the Company to Parent. The Company has been advised by each of its directors and executive officers that each such person intends to tender all Shares owned by such person pursuant to the Offer.

          (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing (unless the Board of Directors of the Company, after consultation with its independent legal counsel, determines in good faith that such action would be inconsistent with its fiduciary duties to Company stockholders under applicable law) the recommendation described in
Section 1.2(a), and the Company shall cause to be disseminated the Schedule 14D-9 to holders of Shares as and to the extent required by applicable Federal securities laws. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable Federal securities laws. Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company agrees to provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. Parent and Sub shall cooperate with the Company and its counsel in responding to any such comments.

          (c) In connection with the Offer and the Merger, the Company shall cause its transfer agent or agents to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company's possession or control, as Parent may reasonably request and to the extent reasonably available to the Company, regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Sub such information and assistance (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub and their agents shall hold in confidence the information contained in any such labels, listings and files, will use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, will, upon request, deliver, and will use their best efforts to cause their agents to deliver, to the Company all copies of such information then in their possession or control.

                                  ARTICLE II

                                  THE MERGER

          Section 2.1. The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL. Notwithstanding anything to the contrary herein, at the election of Parent made prior to the commencement of the Offer or after Sub purchases Shares pursuant to the Offer, any direct or indirect wholly-owned Subsidiary (as hereinafter defined) of Parent may be substituted for Sub as a constituent corporation in the Merger, provided that such substitution will not delay or impede consummation of the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to Parent and the Company, in order to reflect such substitution.

          Section 2.2. Effective Time. The Merger shall become effective when the certificate of merger or, if applicable, the certificate of ownership and merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware; provided, however, that, upon mutual consent of the Constituent Corporations, the Certificate of Merger may provide for a later date of effectiveness of the Merger (not to exceed ten days following such filing). When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is so filed or such later time established by the Certificate of Merger in accordance with the preceding sentence. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 2.9).

          Section 2.3. Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

          Section 2.4. Charter and Bylaws; Directors and Officers. (a) At the Effective Time, the Second Restated Certificate of Incorporation, as amended, of the Company (the "Company Charter") shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law. At the Effective Time, the Amended and Restated Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Company Charter.

          (b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          Section 2.5. Conversion of Securities. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

          (i) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (ii) All Shares that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any Shares owned by Parent or by any wholly-owned Subsidiary of Parent shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

          (iii) Each Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.5(a)(ii) and other than Dissenting Common Shares (as defined in
     Section 2.5(a)(v)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the per share price paid for Common Shares in the Offer (the "Common Share Merger Consideration"). All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate which immediately prior to the Effective Time represented any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Common Share Merger Consideration.

          (iv) Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.5(a)(ii) and other than Dissenting Preferred Shares (as defined in Section 2.5(a)(vi)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price paid per Preferred Share in the Offer (without taking into account the amount paid with respect to accumulated and unpaid dividends), plus, if the Effective Time is after July 31, 2000, all accumulated and unpaid dividends on such Preferred Share from August 1, 2000 to and including the Effective Time (the "Preferred Share Merger Consideration"). All such Preferred Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate which immediately prior to the Effective Time represented any such Preferred Shares shall cease to have any rights with respect thereto, except the right to receive the Preferred Share Merger Consideration.

          (v) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Common Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who properly exercise appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Common Shares") will not be convertible into the right to receive the Common Share Merger Consideration, and holders of such Common Shares will be entitled to receive payment of the appraised value of such Common Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Common Shares will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Common Share Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Common Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          (vi) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, Preferred Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who properly exercise appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Preferred Shares") will not be convertible into the right to receive the Preferred Share Merger Consideration, and holders of such Preferred Shares will be entitled to receive payment of the appraised value of such Preferred Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Preferred Shares will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Preferred Share Merger Consideration, without any interest thereon. The Company will give Parent prompt notice of any demands received by the Company for appraisals of Preferred Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          (b) Each Company Stock Option (as hereinafter defined) shall be treated in accordance with Section 6.5.

          Section 2.6. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to Parent and the Company) to act as paying agent in the Merger (the "Paying Agent"), and, from time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the payment of the Common Share Merger

Consideration and Preferred Share Merger Consideration (collectively, the "Merger Consideration") upon surrender of certificates which immediately prior to the Effective Time represented Shares as part of the Merger pursuant to
Section 2.5. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid over to Parent.

          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably agree prior to the purchase of Shares pursuant to the Offer) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing Dissenting Common Shares or Dissenting Preferred Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made by the Parent or the Paying Agent.

          (c) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (d) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

          (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

          (f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the amount of cash to which the holders thereof are entitled pursuant to Section 2.5.

          Section 2.7. Merger Without Meeting of Stockholders. Notwithstanding the foregoing, if Parent and one or more Subsidiaries of Parent shall own at least ninety percent (90%) of the outstanding Common Shares, Parent and Sub shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

          Section 2.8. Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

          Section 2.9. Closing. The closing of the Merger (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Sidley & Austin, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois 60603, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in
Article VII shall have been fulfilled or waived (if permissible) or at such other time and place as Parent and the Company shall agree.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Parent and Sub represent and warrant to the Company as follows:

          Section 3.1. Organization. Parent is a limited liability joint stock company incorporated under the laws of Japan. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

          Section 3.2. Authority. On or prior to the date of this Agreement, the Boards of Directors of Parent and Sub have declared the Merger advisable and the Board of Directors of Sub has approved this Agreement in accordance with the DGCL. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of Parent and Sub subject, in the case of this Agreement, to the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect hereof on the Company), it constitutes the valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms.

          Section 3.3. Consents and Approvals; No Violations. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.3 have been obtained and all filings and obligations described in this Section
3.3 have been made, the execution and
delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Articles of Incorporation or the Share Handling Regulations of Parent or the Certificate of Incorporation or the By-Laws of Sub, each as amended to date, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any United States (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"), (iv) such filings as may be required in connection with the taxes described in Section 6.12, (v) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), (vi) the voluntary filing of a joint notification pursuant to Section 721(a) of the Exon-Florio Act, (vii) as may be required under foreign laws (other than the laws of Japan) and (viii) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, materially impair the ability of Parent or Sub to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          Section 3.4. Information Supplied. None of the information supplied or to be supplied by Parent or Sub in writing specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (iv) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in Section 6.1) will (a) in the case of the Offer Documents, the
Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information

Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference therein.

     Section 3.5. Ownership of Shares. As of the date of this Agreement, Nippon Telegraph and Telephone Corporation, the parent company of Parent ("NTT"), and its Subsidiaries beneficially own 8,987,754 Common Shares and no Preferred Shares. Such Common Shares are owned of record by NTT Rocky, Inc., an indirect wholly-owned Subsidiary of Parent. At all times prior to the Merger, all Common Shares beneficially owned by NTT and its Subsidiaries shall be owned of record by Parent or one or more direct or indirect Subsidiaries of Parent.

     Section 3.6. Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     Section 3.7. Brokers. No broker, investment banker, financial advisor or other person, other than Deutsche Securities Limited and Merrill Lynch & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

     Section 3.8. Financing. Prior to the consummation of the Offer, Parent and Sub will have available to them all funds necessary to purchase and pay for all of the Shares tendered pursuant to the Offer by stockholders of the Company and to consummate the Merger.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except (i) as set forth in the corresponding sections of the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter") (it being agreed that a reference to one section in the Company Letter shall be deemed to refer to other sections of Article IV but only if the level of particularity or manner of disclosure of the fact or item expressly disclosed in one Section of the Company Letter permits a reasonable person to find such disclosure relevant to another Section) and (ii) as set forth in the Company SEC

Documents (as defined in Section 4.5) filed with the SEC prior to the date hereof or in the draft Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2000, a copy of which is attached to the Company Letter (the "Draft Form 10-Q") (it being agreed that the exception set forth in clause (ii) shall not apply to Sections 4.1, 4.2, 4.3, 4.5, 4.6, 4.17, 4.18 and 4.19), the
Company represents and warrants to Parent and Sub as follows:

     Section 4.1. Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

     Section 4.2. Capital Structure. (a) As of the date hereof, the authorized capital stock of the Company consists of 750,000,000 Common Shares and 20,000,000 shares of preferred stock, par value $.001 per share, of which 7,200,000 shares have been designated as "Series A 6.75% Convertible Preferred Stock" (the "Series A Preferred Stock").

          (b) (i) At the close of business on May 4, 2000, 82,520,247 Common Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

          (ii) At the close of business on May 4, 2000, 7,200,000 Preferred Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable; such Preferred Shares are convertible into 7,456,320 Common Shares at a price of $48.2813 per share;

          (iii) At the close of business on April 30, 2000, 2,860,000 Common Shares were held in the treasury of the Company or by Subsidiaries of the Company;

          (iv) At the close of business on April 30, 2000, 634,376 Common Shares were reserved for issuance upon the exercise of outstanding vested and exercisable stock options issued under the Company's 1996 Stock Option Plan, as amended (the "Company 1996 Stock Option Plan");

          (v) At the close of business on April 30, 2000, 1,171,010 Common Shares were reserved for issuance upon the exercise of outstanding unvested stock options issued under the Company 1996 Stock Option Plan;

          (vi) At the close of business on April 30, 2000, 128,489 Common Shares were reserved for issuance upon the exercise of outstanding vested and exercisable stock options issued under the Company's 1997 California Stock Option Plan, as amended (the "Company California Stock Option Plan");

          (vii) At the close of business on April 30, 2000, 221,358 Common Shares were reserved for issuance upon the exercise of outstanding unvested stock options issued under the Company California Stock Option Plan;

          (viii) At the close of business on April 30, 2000, 1,987,416 Common Shares were reserved for issuance upon the exercise of outstanding vested and exercisable stock options issued under the Company's 1998 Stock Incentive Plan, as amended (the "Company 1998 Stock Incentive Plan");

          (ix) At the close of business on April 30, 2000, 12,652,680 Common Shares were reserved for issuance upon the exercise of unvested stock options issued under the Company 1998 Stock Incentive Plan;

          (x) At the close of business on May 4, 2000, 100,000 Common Shares were reserved for issuance upon the exercise of vested and exercisable stock options issued under the Company's 1998 Non-Employee Director Stock Incentive Plan (the "Company Non-Employee Director Stock Incentive Plan");
     (xi) At the close of business on May 4, 2000, 326,000 Common Shares were reserved for issuance upon exercise of outstanding unvested stock options issued under the Company Non-Employee Director Stock Incentive Plan;

          (xii) At the close of business on April 30, 2000, 5,496,250 Common Shares were reserved for issuance and unissued pursuant to the Company's 1998 Employee Stock Purchase Plan, as amended (the "Company Stock Purchase Plan"); and

          (xiii) At the close of business on April 30, 2000, 1,306,228 Common Shares were reserved for issuance upon the exercise of the warrants (the "Hiway Warrants") entitled "Warrant to Purchase Common Stock of Hiway Technologies, Inc." which were initially issued on or about December 19, 1997 by Hiway Technologies, Inc. and became convertible into Common Shares upon the acquisition of Hiway Technologies, Inc. by the Company on January 5, 1999.

          (c) The Company has delivered to Parent (i) a correct and complete list as of the date set forth in Section 4.2(c) of the Company Letter of each outstanding option (collectively, the "Company Stock Options") to purchase Common Shares issued under the Company 1996 Stock Option Plan, the Company California Stock Option Plan, and the Company 1998 Stock Incentive Plan and the Company Non-Employee Director Stock Incentive Plan (collectively, the "Company Stock Option Plans"), including the holder, date of grant, exercise price and number of shares of Company Common Stock subject thereto and whether the option is vested and exercisable and (ii) a correct and complete list as of May 5, 2000 of each outstanding Hiway

Warrant, including the holder, the number of shares of Company Common Stock subject thereto and the warrant exercise price. All of the warrants issued under the Warrant Agreement dated as of June 24, 1997 between the Company and First Trust National Association, as warrant agent, have been exercised and no such warrants are outstanding on the date hereof.

          (d) Except for the Series A Preferred Stock, the Company Stock Options, the Company Stock Purchase Plan and the Hiway Warrants, and except as may be permitted to be issued, delivered or sold after the date hereof in accordance with Section 5.1, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement, and there are no outstanding contractual rights to which the Company or any of its Subsidiaries is a party the value of which is based on the value of Common Shares or Preferred Shares. Except as set forth in Section 4.2 of the Company Letter, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of or any equity interests in any Subsidiary.

          (e) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Section 4.2 of the Company Letter, each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

          (f) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

          Section 4.3. Authority. On or prior to the date of this Agreement, the Board of Directors of the Company, by unanimous vote of all directors (with the exception of one director who did not participate in the meeting), has approved the Offer and declared the Merger advisable and fair to and in the best interest of the Company and its stockholders, approved this Agreement and the transactions contemplated hereby in accordance with the DGCL, resolved to recommend (unless the Board of Directors of the Company, after consultation with its independent legal counsel, determines in good faith that such action would be inconsistent with its fiduciary duties to Company stockholders under applicable law) the acceptance of the Offer by the Company's stockholders and directed that this Agreement be submitted to the Company's stockholders for approval, if applicable. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to adoption by the stockholders of the Company of this Agreement, if applicable, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject to
(i) adoption of this Agreement by the stockholders of the Company, if applicable, and (ii) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

          Section 4.4. Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
4.4 have been obtained and all filings and obligations described in this Section
4.4 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Company Charter or the Amended and Restated Bylaws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business,
(iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals, (iv) such filings as may be required in connection with the taxes described in Section 6.12, (v) applicable requirements, if any, of Blue Sky Laws or the Nasdaq National Market, (vi) the voluntary filing of a joint notification pursuant to Section 721(a) of the Exon-Florio Act, (vii) as may be required under foreign laws and (viii) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

          Section 4.5. SEC Documents and Other Reports. The Company has filed all required forms, reports and documents (including proxy statements) with the SEC since January 1, 1998 (all forms, reports, and documents filed by the Company with the SEC, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and, at the respective times they were filed (or, in the case of any Company SEC Document that has been amended or superseded, as of the date of such amending or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end audit adjustments and to any other adjustments described therein), except as disclosed in Company SEC Documents filed prior to the date hereof or in the Draft Form 10-
Q. Except as disclosed in the Company SEC Documents or in the Draft Form 10-Q or as required by GAAP or, with respect to changes after the date of this Agreement, as expressly permitted by clause (xi) of Section 5.1, the Company has not, since January 1, 1998, made any change in the accounting practices or policies applied in the preparation of financial statements.

          Section 4.6. Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9,
(iii) the Information Statement or (iv) the Proxy Statement, will (a) in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference therein.

          Section 4.7. Absence of Certain Changes or Events. Except as set forth in the Company Letter or, with respect to changes after the date of this Agreement, as expressly permitted by clauses (i) through (xvii) of Section 5.1, since December 31, 1999, (a) there has been no change in the capital stock of the Company except for the issuance of shares of the Company Common Stock pursuant to Company Stock Options or the Company Stock Purchase Plan or upon the exercise of the Hiway Warrants, and except for payments with respect to the Preferred Shares required to be made under the Deposit Agreement dated as of July 20, 1999 (the "Deposit Agreement") between the Company and Norwest Bank Minnesota, N.A. and dividends with respect to the Preferred Shares required to be paid under the terms thereof, no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock, (b) there has not been (i) any adoption of a new Company Benefit Plan (as hereinafter defined), (ii) any amendment to a Company Benefit Plan materially increasing benefits thereunder, (iii) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any increase in compensation, severance or termination benefits, except in the ordinary course of business consistent with prior practice or as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the Company SEC Documents filed prior to the date hereof or (iv) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such executive officer or other key employee, (c) there have not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the Company SEC Documents filed prior to the date hereof or in the Draft Form 10-Q and (d) there has been no event causing a Material Adverse Effect on the Company, nor any development that would, individually or in the aggregate, result in a Material Adverse Effect on the Company.

          Section 4.8. Permits and Compliance. (a) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has or is required to have any authorizations, licenses or permits issued by the Federal Communications Commission. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company (as hereinafter defined), threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Neither the Company nor any of its Subsidiaries is in violation of
(i) its charter, by-laws or other organizational documents, (ii) any law, ordinance, administrative or governmental rule or regulation, or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (i), (ii) and (iii), for any violations that, individually or in the aggregate, would reasonably be expected to not have a Material Adverse Effect on the Company.

          (c) Except as set forth in the Company SEC Documents filed prior to the date of this Agreement or in the Draft Form 10-Q, no event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party, or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would reasonably be expected to not have a Material Adverse Effect on the Company.

          Section 4.9. Tax Matters. Except as otherwise set forth in Section 4.9 of the Company Letter, (i) the Company and each of its Subsidiaries have filed all Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete and disclose all Taxes (as hereinafter defined) required to be paid by the Company and its Subsidiaries for the periods covered thereby, except to the extent that any failure to so file or any failure to be correct and complete or to disclose all Taxes required to be paid would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained; (iii) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes, except to the extent that any failure to comply with such rules and regulations would not, individually or in the aggregate, have a Material Adverse Effect on the Company; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes; (v) any Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries relating to federal and state income Taxes have been examined by the Internal Revenue Service ("IRS") or the appropriate foreign or state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of Tax Returns required to have been filed by or with respect to the Company or any of its Subsidiaries are currently pending; (vii) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or properly reflected on the books of the Company; (viii) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes of the Company or any Subsidiary; and (ix) there are no liens for Taxes upon the assets of the Company or any Subsidiary except liens relating to current Taxes not yet due.

          Section 4.10. Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, or, to the Knowledge of the Company, against or involving any of the present or former directors, officers, employees, consultants, agents or stockholders of the Company or any of its Subsidiaries with respect to the Company or any of its Subsidiaries, any of the properties, assets or business of the Company or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. Except as set forth in Section 4.10 of the Company Letter, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its or their present or former directors, officers, employees, consultants, agents or stockholders with respect to the Company or any of its Subsidiaries, or any of the properties, assets or business of the Company or any of its Subsidiaries that, individually or in the aggregate, would have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder.

          Section 4.11. Certain Agreements. (a) Section 4.11 of the Company Letter contains a list of (i) all severance and all employment agreements with employees of the Company and each Subsidiary (other than standard offer letters providing for at will employment); (ii) all severance agreements, programs and policies of the Company with or relating to its employees; and (iii) all plans, programs, agreements and other arrangements of the Company with or relating to its employees that contain change of control provisions, in each case, other than those involving amounts that are not material to the Company when considered in the aggregate. Except as set forth in Section 4.11 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any such oral or written plan, program, agreement, policy or other arrangement, any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or exercisability of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than the agreement with the Company's financial advisor identified in Section 4.19. Except as set forth in Section
4.11 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payments of any "excess parachute payments" within the meaning of Section 280G of the Code.

          (b) The Company has made available to Parent true and complete copies of three form Company Stock Option agreements and one form "compensation protection agreement". The terms of each outstanding Company Stock Option are the same in all material respects as the terms of one of such form Company Stock Option agreements and the terms of each outstanding compensation protection agreement are the same in all material respects as the terms of such form compensation protection agreement. Except as set forth in Section 4.11 of the Company Letter and as provided in Section 6.5, no holder of any option to purchase Common Shares, or Common Shares granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement.

          Section 4.12. ERISA. (a) With respect to each employee benefit, bonus, profit sharing, deferral or incentive compensation, holiday or vacation pay, personnel policy fringe benefit plan, program, arrangement and contract (including any "employee benefit plan", as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether payable in cash, stock or other property maintained or contributed by the Company or any of its Subsidiaries could incur liability under section 4069, 4212(c) or 4204 of ERISA (the "Company Benefit Plans"), the Company has made available to Parent true and correct copies of (i) the most recent annual report (Form 5500) filed with the IRS, if any is required by law to be filed, (ii) a complete copy of such Company Benefit Plan, (iii) each trust agreement relating to such Company Benefit Plan, if any, (iv) the most recent summary plan description for each Company Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation relating to a Company Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any Company Benefit Plan qualified under section 401(a) of the Code.


          (b) With respect to each Company Benefit Plan that is subject to Title IV of ERISA, if any, (i) the present value of accrued benefits under such Company Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Company Benefit Plan's actuary with respect to such Company Benefit Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Company Benefit Plan allocable to such accrued benefits, (ii) no "reportable event" (within the meaning of 4043 of ERISA) has occurred with respect to any Company Benefit Plan for which the thirty-day notice requirement has not been waived, except where such reportable event has not had a Material Adverse Effect on the Company, and (iii) no condition exists that would subject the Company or any of its Subsidiaries to any fine under Section 4071 of ERISA, except where such conditions will not, individually or in the aggregate, have a Material Adverse Effect on the Company. No Company Benefit Plan is a "multiemployer plan" (as such term is defined in section 3(37) of ERISA).

          (c) With respect to the Company Benefit Plans, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Company Benefit Plan, ERISA, the Code or any other applicable law, statute, ordinance, rule or regulation ("Law") that would have, individually in the aggregate, a Material Adverse Effect on the Company. Each of the Company Benefit Plans has been operated and administered in accordance with applicable Laws and governmental rules and regulations, including ERISA and the Code, except where a violation of any such Laws, rules or regulations would not have, individually in the aggregate, a Material Adverse Effect on the Company. Each of the Company Benefit Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter as to such qualification from the IRS or was established using a prototype plan of a sponsor that has received a favorable determination letter for the prototype, and no event has occurred, either by reason of any action or failure to act, which would cause the loss of any such qualification, except where the loss of such qualification would not have a Material Adverse Effect on the Company. All contributions or other amounts payable by the Company or any of its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued to the extent required by United States generally accepted accounting principles and Section 412 of the Code.

          (d) None of the benefits under any Company Benefit Plan will be increased, nor will the vesting or timing of the payment of any such benefits be accelerated, as a result of the consummation of the transactions contemplated by this Agreement.

          (e) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees of the Company or any Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or Subsidiary or
(iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

          (f) Except as set forth in Section 4.12(f) of the Company Letter, no Company Benefit Plan is subject to laws outside of the United States.

          Section 4.13. Liabilities. Except as fully reflected or reserved against in the financial statements included in the Company SEC Documents filed prior to the date hereof or in the Draft Form 10-Q, or disclosed in the footnotes thereto, since January 1, 1999 the Company and its Subsidiaries have incurred no liabilities (including Tax liabilities) or obligations of any nature, absolute or contingent, other than liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or that would be required by GAAP to be reflected or reserved in the financial statements of the Company or in the footnotes thereto, prepared in accordance with GAAP consistent with past practices, other than in the ordinary course of business and consistent with past practices.

          Section 4.14. Labor Matters. Except as set forth in Section 4.14 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any material collective bargaining agreement or collective labor contract. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by any person pursuant to the National Labor Relations Act or any comparable state or foreign law pending or threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not reasonably be expected to have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 4.15. Intellectual Property. (a) As used herein, "Company Intellectual Property" means all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, designs, utility models, inventor rights, software, computer programs, computer systems, modules and related data and materials, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, and any data and information of any nature or form used or held for use in connection with the businesses of the Company and/or the Subsidiaries as currently conducted or as currently contemplated by the Company, together with all applications currently pending or in process for any of the foregoing.

          (b) The Company and the Subsidiaries own, or possess adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Company Intellectual Property that is necessary for the conduct of the Company's or Subsidiaries' businesses. There are no pending, or, to the Knowledge of the Company, threatened interferences, re-examinations, oppositions or cancellation proceedings involving any patents or patent rights, trademarks or trademark rights, or applications therefor, of the Company or any Subsidiary, except such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, there has been no unauthorized disclosure or use of confidential information, trade secret rights, processes and formulas, research and development results and other know-how of the Company or any Subsidiary, except where such disclosure or use of such information would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the Knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe upon or conflict with, in any way, any license, trademark, trademark right, trade name, trade name right, patent issued as of the date hereof, patent right, industrial model, invention, service mark, service mark right, copyright or trade secret of any third party that, individually or in the aggregate, would have a Material Adverse Effect on the Company. To the Knowledge of the Company, there are no infringements of, or conflicts with, any Company Intellectual Property which, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth in Section 4.15 of the Company Letter, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any proprietary information or Company Intellectual Property on terms or in a manner that, individually or in the aggregate, would have a Material Adverse Effect on the Company.

          Section 4.16. Title to Assets. (a) As of the date hereof, the Company and the Subsidiaries own, and as of the Effective Time the Company and the Subsidiaries will own, good and marketable title to all of their assets material to their business (excluding, for purposes of this sentence, assets held under leases or assets covered under Section 4.15 hereof), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests or impositions, except as set forth in Section 4.16 of the Company Letter and except for such failures or imperfections of title and such mortgages, liens, encumbrance, charges, claims, restrictions, pledges, security interests or impositions as would not, independently or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Neither the Company nor any of its Subsidiaries owns any Real Estate. The leases to all Real Estate occupied by the Company and the Subsidiaries that are material to the operation of the businesses of the Company and the Subsidiaries are in full force and effect and to the Knowledge of the Company, no event has occurred that with the passage of time, the giving of notice, or both, would constitute a default or event of default by the Company or any Subsidiary or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such defaults or events of default which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 4.17. State Takeover Statutes. The Board of Directors of the Company has, to the extent such statutes are applicable, taken all action so as to render the provisions of Section 203 of the DGCL inapplicable to the Offer, the Merger and the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, as of the date hereof, no other state takeover statute or similar charter or bylaw provisions are applicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby.

          Section 4.18. Required Vote of Company Stockholders. Subject to
Section 2.7, the affirmative vote of the holders of at least a majority of Common Shares entitled to vote is required to adopt this Agreement. No other vote of the security holders of the Company (including holders of Preferred Shares) is required by law, the Company Charter or the Amended and Restated Bylaws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

          Section 4.19. Brokers. No broker, investment banker or other person, other than Salomon Smith Barney Inc., the fees and expenses of which will be paid by the Company (as reflected in an agreement between Salomon Smith Barney Inc. and the Company, a copy of which has been furnished to Parent), is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

          Section 5.1. Conduct of Business by the Company Pending the Merger. Except as expressly permitted by clauses (i) through (xvii) of this Section 5.1, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Company Letter (with specific reference to the applicable subsection below but with it being agreed that a reference to one subsection shall be deemed to be a reference to other subsections but only if the level of particularity or manner of disclosure of the fact or item expressly disclosed in one subsection of the Company Letter permits a reasonable person to find such disclosure relevant to another subsection), the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which in any event shall not be unreasonably withheld):

          (i) (A) other than dividends paid by wholly-owned Subsidiaries, dividends which holders of Preferred Shares are entitled to receive under the Company Charter and payments with respect to the Preferred Shares required to be made under the Deposit Agreement, declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company (other than Preferred Shares upon the conversion thereof and other than repurchases of Common Shares pursuant to agreements with holders of options who, in accordance with the terms thereof, exercised such options prior to the normal vesting date subject to a repurchase option in favor of the Company) or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, (B) the issuance of shares of Company Common Stock upon exercise of the Hiway Warrants or conversion of Series A Preferred Stock, and (C) the grant of purchase rights or issuance of Shares pursuant to the Company Stock Purchase Plan in accordance with Section 6.5;

          (iii)  amend its charter or by-laws;

          (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, other than acquisitions in which the aggregate amount of consideration to be paid in connection with an individual acquisition does not exceed $5 million, and provided that, if the aggregate consideration to be paid in connection with an individual acquisition would exceed $5 million, the Company will submit to Parent, through its representative on the Company's Board of Directors, materials describing the proposed acquisition in the form provided generally to the Company's Board of Directors for consideration of the acquisition and Parent shall respond with its decision with respect to the approval of the acquisition within the same time period provided to the Board for its consideration and approval;

          (v) except as set forth in Section 5.1(v) of the Company Letter, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets with a fair market value in excess of $500,000, other than sales of inventory, products and services that are in the ordinary course of business consistent with past practice and other than the sale or disposition of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of the Company or its Subsidiaries;

          (vi) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practices and, in the case of indebtedness and guarantees, in an amount not to exceed $2.5 million, (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices and (C) investments in any other person which, if such investments were treated as an acquisition, would be permitted under clause (iv) of this Section 5.1;

          (vii) alter in any material respect (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

          (viii) except as provided in Section 5.1(viii) of the Company Letter and Section 6.5, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Benefit Plan or employment or, except in the ordinary course of business consistent with past practice, consulting agreement;

          (ix) except as provided in Section 5.1(ix) of the Company Letter and
     Section 6.5, increase the compensation payable or to become payable to its directors, officers or employees (except for increases in the ordinary course of business consistent with past practice in salaries or wages, other than the salaries and wages of the officers of the Company identified in Section 5.1(ix) of the Company Letter) or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director or officer of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend in any material respect or take action to enhance in any material respect or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

          (x) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (xi) make any change to accounting policies or procedures (other than actions required to be taken by GAAP or applicable law);

          (xii) except as required by applicable law, prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods;

          (xiii) settle or compromise any Tax liability in excess of $500,000;

          (xiv) except as set forth in Section 5.1(xiv) of the Company Letter, settle or compromise any claims or litigation in excess of $1 million or commence any litigation or proceedings;

          (xv) except for matters that have been previously authorized or approved by the Board of Directors of the Company, either expressly or as part of the overall operating plan and capital and operating budgets for the Company (including the data center expansion project previously approved by the Board and publicly announced) and for any individual agreements or contracts consistent with such approved budgets, (1) enter into or amend any agreement or contract having a term in excess of 12 months and which is not terminable by the Company or a Subsidiary without penalty or premium of less than $500,000 by notice of 180 days or less, but not including individual customer agreements, reseller agreements, or "Powered by Verio" or similar distribution agreements or other standard supplier agreements entered into in the ordinary course of business consistent with past practice; (2) enter into or amend any agreement or contract which, in the case of any individual agreement or contract or series of related agreements or contracts, involves or is expected to involve payments of $3 million or more by the Company and its Subsidiaries during the term thereof (provided that in the case of agreements or contracts with any customer, the margins anticipated from any such agreement or contract shall be consistent in all material respects with historical margins); (3) enter into or amend any agreement or contract material to the Company and its Subsidiaries, taken as a whole, and not otherwise permitted by clause (1) or (2) above; or (4) purchase any real property, or make or agree to make any new capital expenditure or expenditures (other than the purchase of real property) which in the aggregate are in excess of $1 million;

          (xvi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms or as permitted by this Section 5.1; or

          (xvii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

          Section 5.2. No Solicitation. (a) The Company shall not, and shall not authorize any of its Subsidiaries to, and shall not authorize any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, and the Company shall instruct its officers, directors, financial advisors and attorneys not to
(i) solicit, initiate or encourage the submission of, any Takeover Proposal,
(ii) enter into any agreement with respect to or approve or recommend any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prohibit the Company or its directors from (i) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making such disclosure to the Company's stockholders as, in the good faith judgment of the Board of Directors of the Company after consultation with its independent legal counsel, is required under applicable law or (ii) referring a third party to this Section 5.2(a) or making a copy of this Section 5.2(a) available to any third party; and provided, further, that nothing in this Agreement shall prohibit the Company from furnishing information to, or entering into or participating in discussions or negotiations with, any person who makes an unsolicited bona fide written Takeover Proposal if, and only to the extent that:

          (A) Sub has not accepted Shares for payment pursuant to the Offer,

          (B) the Board of Directors of the Company, after consultation with its independent legal counsel, determines in good faith that taking such action is necessary for such Board to comply with its fiduciary duties to Company stockholders under applicable law,

          (C) the Board of Directors of the Company, after consultation with its financial advisors, determines in good faith that such Takeover Proposal, taking into account all legal, financial and regulatory aspects of such proposal and the person making such proposal, could lead to a Superior Proposal and

          (D) prior to taking such action, the Company provides the notice to Parent contemplated by Section 5.2(b) and receives from the person making such Takeover Proposal an executed confidentiality agreement in reasonably customary form and in any event containing terms, taken as a whole, at least as stringent as those contained in the Confidentiality Agreement.

The Company shall, and shall instruct its financial advisor, attorneys or other representatives to, immediately cease any discussions or negotiations, if any, existing at the date hereof with any persons conducted heretofore with respect to any Takeover Proposal.

          (b) The Company shall advise Parent in writing of (i) any Takeover Proposal or any inquiry with respect to or which could reasonably be expected to lead to any Takeover Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, (ii) the material terms of such Takeover Proposal (including a copy of any written proposal), and (iii) the identity of the person making any such Takeover Proposal or inquiry. The Company shall use reasonable best efforts to so advise Parent no later than 24 hours following receipt of such Takeover Proposal or inquiry and shall so advise Parent no later than 48 hours following receipt of such Takeover Proposal or inquiry. If the Company intends to furnish any Person with any information with respect to any Takeover Proposal in accordance with Section 5.2(a), the Company shall advise Parent in writing of such intention in advance of providing such information. The Company will keep Parent fully informed of the status and material terms of any such Takeover Proposal or inquiry.

          Section 5.3. Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall (except, in each case, to the extent that the Board of Directors of the Company, after consultation with its independent legal counsel, determines in good faith that such action or inaction would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law): (i) not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which the Company or any of its Subsidiaries is a party (other than any confidentiality or standstill agreement involving Parent and other than any confidentiality agreement that is not related to, or does not arise from, a Takeover Proposal) and (ii) enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

          Section 6.1. Stockholder Meeting. (a) Except as otherwise provided in
Section 2.7, following the purchase of Shares pursuant to the Offer, the Company will duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the adoption of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the adoption of this Agreement. The Stockholder Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer, and (except to the extent that the Board of Directors of the Company, after consultation with its independent legal counsel, determines in good faith that such action is inconsistent with its fiduciary duties to the Company's stockholders under applicable law) the Company will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, and shall not withdraw or modify such recommendation. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Company Common Stock purchased pursuant to the Offer.


          (b) Except as otherwise provided in Section 2.7, the Company shall, at Parent's request, as soon as practicable following the purchase of Shares pursuant to the Offer, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. Parent shall furnish to the Company such information concerning itself and Sub as may reasonably be requested by the Company in connection with the Proxy Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including the supply of any information required to be included in the Proxy Statement regarding Parent or Sub.

          (c) Parent agrees to cause all Common Shares purchased pursuant to the Offer and all other Common Shares owned by Parent or any Subsidiary of Parent to be voted in favor of adoption of the Merger Agreement.

          Section 6.2. Access to Information. Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including accounting records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Parent all other information within its possession concerning its business, properties and personnel as Parent may reasonably request and (iii) promptly make reasonably available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto. All information obtained by Parent pursuant to this Section 6.2 shall be kept confidential in accordance with the Confidentiality Agreement dated April 7, 2000 between Parent and the Company (the "Confidentiality Agreement").

          Section 6.3. Directors. Promptly after such time as Sub purchases Shares pursuant to the Offer, Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the percentage of the aggregate voting power of the shares of Company Common Stock held by Parent or any of its Subsidiaries; provided, however, that if Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three directors who are directors of the Company on the date of this Agreement (the "Continuing Directors"); and provided further that, in such event, (i) if the number of Continuing Directors shall be reduced below three for any reason whatsoever, the remaining Continuing Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Continuing Director for purposes of this Agreement or (ii) if no Continuing Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement, and in the case of either clause (i) or (ii) Sub shall cause such person or persons to be elected to fill such vacancy or vacancies. Following the election or appointment of Sub's designees pursuant to this Section 6.3 and prior to the Effective Time, any amendment, or waiver of any term or condition, of this Agreement or the Company Charter or the Amended and Restated Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or Parent or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors of the Company with respect to this Agreement, will require the concurrence of a majority of the Continuing Directors and, except as required by applicable law, no other action by the Company, including any action by any other director of the Company, shall be required for purposes of this Agreement. To the fullest extent permitted by applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the
Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, the Company Charter and the Amended and Restated Bylaws of the Company, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

          Section 6.4. Fees and Expenses. (a) Except as provided in this Section
6.4 and Section 6.8, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses.

          (b) The Company shall pay, or cause to be paid, in same day funds to Parent the following amounts, if applicable, under the circumstances and at the times set forth as follows:

          (i) if Parent or Sub terminates this Agreement under Section 8.1(d), the Company shall pay the Expenses of Parent and the Termination Fee upon demand;

          (ii) if the Company terminates this Agreement under Section 8.1(e), the Company shall pay the Termination Fee within one business day following such termination and the Expenses of Parent upon demand; or

          (iii) if Parent or Sub terminates this Agreement under Section 8.1(c) as a result of the breach by the Company of any covenant or agreement contained in this Agreement resulting in a failure of the condition set forth in paragraph (f) of Exhibit A and at the time of any such termination a Takeover Proposal shall have been made (other than a Takeover Proposal made prior to the date hereof), (x) the Company shall pay the Expenses of Parent upon demand, and (y) if concurrently therewith or within 12 months thereafter, (A) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and (3), prior to such termination, or (B) the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to a Superior Proposal, or a Superior Proposal is consummated, then, in the case of either (A) or (B) above, the Company shall pay the Termination Fee upon the earlier of the execution of such agreement or upon consummation of such Takeover Proposal or Superior Proposal.

          (c) If Parent or the Company terminates this Agreement under Section 8.1(b)(i)(y) and at the time of such termination all Offer Conditions except the Exon-Florio Condition have been satisfied or waived, then Parent shall pay, or cause to be paid, to the Company, in same day funds, an amount equal to the Expenses of the Company upon demand.

          Section 6.5. Company Stock Options. (a) Prior to the consummation of the Offer, the Board of Directors of the Company (or, if appropriate, a committee thereof) shall adopt such resolutions and take any and all other action necessary or appropriate to cause each Company Stock Option that is outstanding as of the consummation of the Offer to be canceled as of the consummation of the Offer, in consideration for which the holder thereof (an "Option

Holder") shall receive the right to receive from the Company cash in an amount (the "Option Consideration") equal to (A) the product of (1) the number of shares of Company Common Stock subject to such option and (2) the excess, if any, of the Offer Price over the exercise price per share for the purchase of Company Common Stock subject to such option, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment, subject to the requirements set forth below.

          (i) In the case of a Company Stock Option or portion thereof that is exercisable at, on account of or before consummation of the Offer, the Option Consideration shall be paid as soon as reasonably practicable following the acceptance for payment of shares by Sub pursuant to the Offer and the surrender of such Company Stock Option or portion thereof to the Company; and

          (ii) In the case of a Company Stock Option or portion thereof that is not exercisable at the time the Offer is consummated, the Option Consideration shall be paid to such Option Holder after (A) the end of the calendar month which includes the date on which such option or portion thereof would have become exercisable pursuant to the terms of the applicable Company Stock Option agreement had such option or portion thereof not been canceled and been assumed by a successor and (B) the surrender of such Company Stock Option or portion thereof with respect to such option to the Company; and in the case of any such Company Stock Option that by its terms could not under any circumstances, if it were assumed, be exercised or become exercisable after consummation of the Offer, excluding any such option that pursuant to its terms becomes fully exercisable if not assumed or replaced prior to the consummation of the Offer, if the employment of an Option Holder is terminated by the Company (or any of its related entities) within 12 months after the Offer is consummated for any reason other than Cause (as defined below) as determined by the Company, the next installment of Option Consideration with respect to such Option shall be payable. An Option Holder's rights to Option Consideration under this clause (ii) shall be evidenced by an agreement in such form as the Board of Directors of the Company (or if appropriate, a committee thereof) shall approve with terms substantially similar to those of the Company Stock Option to which the such right to Option Consideration relates and are not inconsistent with the terms hereof. As used herein, "Cause" means the Option Holder: (1) acts in bad faith and to the detriment of the Company; (2) refuses or fails to act in accordance with any specific direction or order of the Company; (3) exhibits in regard to his employment unfitness or unavailability for service, unsatisfactory performance, misconduct, or incompetence, but not on account of disability; (4) exhibits dishonesty or habitual neglect; or
     (5) is convicted of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

          The surrender of a Company Stock Option in exchange for an agreement to receive the Option Consideration as contemplated by this Section 6.5(a) shall be deemed a release of any and all rights the Option Holder had or may have had in respect thereof.

          (b) The Company shall take all actions necessary to ensure that (i) the Purchase Period (as defined in the Company Stock Purchase Plan) applicable to the options outstanding under the Company Stock Purchase Plan (each, a "Purchase Plan Option") is shortened so as to have an Exercise Date (as defined in the Company Stock Purchase Plan) that occurs before the acceptance for payment by Sub of Shares pursuant to the Offer; and (ii) no current holder of a Purchase Plan Option is permitted to increase his or her rate of payroll deduction under the Company Stock Purchase Plan from and after the date hereof, except for any such increases a participant is entitled to elect in accordance with the terms of the Company Stock Purchase Plan as in effect on the date hereof.

          (c) The Company shall take all actions necessary to provide that, effective as of acceptance for payment by Sub of Shares pursuant to the Offer,
(i) the Company Stock Option Plans, the Company Stock Purchase Plan and any similar plan or agreement of the Company shall be terminated, (ii) any rights under any other plan, program, agreement or arrangement relating to the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be terminated, and (iii) no Option Holder or holder of any Purchase Plan Option will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Company Stock Option or Purchase Plan Option.

          (d) The Company represents and warrants that it has the power and authority under the terms of the Company Stock Purchase Plan and each of the Company Stock Option Plans to comply with this Section 6.5 without the consent of any Option Holder or holder of any Purchase Plan Option.

          Section 6.6. Hiway Warrants. Prior to the acceptance for payment of any Shares by Sub pursuant to the Offer, the Company will use reasonable best efforts to obtain written confirmation, in form and substance reasonably satisfactory to Parent, from the holders of the Hiway Warrants that after the Effective Time of the Merger each such Hiway Warrant will represent the right to receive an amount equal to (A) the product of (1) the number of shares of Company Common Stock subject to such Hiway Warrant and (2) the excess, if any, of the Common Share Merger Consideration over the exercise price per share for the purchase of the Company Common Stock subject to such Hiway Warrant, minus
(B) all applicable federal, state and local Taxes required to be withheld in respect of such payment.

          Section 6.7. Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act, Exon-Florio, any other pre-merger filings and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Offer or the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

          (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

          (c) Notwithstanding anything to the contrary contained in this Agreement, in connection with any filing or submission required or action to be taken by either Parent or the Company to effect the Offer, the Merger and to consummate the other transactions contemplated hereby, the Company shall not, without Parent's prior written consent, commit to any divestiture transaction, and neither Parent nor any of its Affiliates shall be required to divest or hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, the Company or any of the businesses, product lines or assets of Parent or any of its Subsidiaries or that otherwise would have a Material Adverse Effect on Parent.

          Section 6.8. Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or by obligations to the Nasdaq National Market or pursuant to any listing agreement with any national securities exchange.

          Section 6.9. State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

          Section 6.10. Indemnification; Directors and Officers Insurance. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless (and make advances as incurred to) all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are entitled to indemnification and advancement of expenses as of the date of this Agreement by the Company pursuant to the DGCL, the Company Charter or the Company's Amended and Restated Bylaws for acts or omissions occurring at or prior to the Effective Time.

          (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to perform, as of the consummation of the Offer, all of the obligations set forth in Article VIII of the Company Charter, Article VI of the Amended and Restated Bylaws of the Company and the indemnification agreements set forth in Section 6.10(b) of the Company Letter. In addition, Parent shall cause the Surviving Corporation to pay all amounts that become due and payable under the Company Charter, the Amended and Restated Bylaws and such indemnification agreements.

          (c) Parent shall cause the Surviving Corporation to provide, for a period of not less than six years from the Effective Time, to or for those persons covered at the date hereof or at the Effective Time by the Company's directors and officers' insurance and indemnification policy (the "D&O Insurance"), insurance that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premiums paid prior to the date hereof (which premiums are set forth in Section 6.10(c) of the Company Letter), but in such case shall purchase as much coverage as possible for such amount.

          (d) The provisions of this Section 6.10 are intended to be for the benefit of, and may be enforced by, each person entitled to indemnification pursuant to this Section 6.10.

          Section 6.11. Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause
(x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on the Company; provided, however, that the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 6.12. Real Estate Transfer and Gains Tax. Either the Company or the Surviving Corporation shall pay all state or local Taxes, if any (collectively, the "Gains Taxes"), attributable to the transfer of the beneficial ownership of the Company's and its Subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Offer and the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Gains Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company and its Subsidiaries shall be determined by Parent in its reasonable discretion. The stockholders of the

Company shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.12 in the preparation of any return with respect to the Gains Taxes.

          Section 6.13. Senior Notes of the Company. Reference is made to the Company's outstanding 10 5/8% Senior Notes due 2009, 11 1/4% Senior Notes due 2008, 10 3/8% Senior Notes due 2005 and 13 1/2% Senior Notes due 2004 (collectively, the "Company Senior Notes"). If Parent shall request, the Company shall either (i) solicit consents of the holders of one or more of the series of the Company Senior Notes to such amendments of the related indentures as Parent shall determine or (ii) make a tender offer to purchase any or all of the series of the Company Senior Notes (which tender offer may also include solicitation of consents to the amendment of the related indentures) at such price or prices and such terms as shall be determined by Parent. Parent and the Company shall cooperate in the preparation of any documentation to be sent to the holders of Company Senior Notes in connection with any such consent solicitation or tender offer. It shall be a condition to the obligation of the Company to complete any such consent solicitation or tender offer that Sub purchase Shares pursuant to the Offer. In no event shall the successful completion of any such consent solicitation or tender offer constitute one of the Offer Conditions.

          Section 6.14. Retention and Incentive Plan; Certain Benefits. (a) Prior to the first scheduled expiration of the Offer, Parent and the Company shall discuss and explore mutually agreeable retention and incentive plans with respect to the employees and officers of the Company and its Subsidiaries, to be adopted prior to the consummation of the Offer and effective immediately after consummation of the Merger.

          (b) Parent shall cause Sub and the Surviving Corporation and their Subsidiaries to honor all enforceable employment, change in control, deferred compensation, pension, retirement and severance agreements, pay and personnel policies in effect on the date hereof and as amended on the date hereof between the Company or one of its Subsidiaries and any employee of the Company or any of its Subsidiaries, or maintained for the benefit of any employee of the Company or any of its Subsidiaries, and honor all annual bonus awards made by the Company or any of its Subsidiaries prior to the date hereof, subject to the power of the Company or its Subsidiaries to amend, modify, invoke or terminate any such policies and awards pursuant to their terms or applicable law.

          (c) For one year after the Effective Time, Parent shall cause Sub and the Surviving Corporation to provide employees of the Company and its Subsidiaries with benefits (including welfare benefits) that are no less favorable taken as a whole, than the benefits provided under the Company's and such Subsidiary's benefits plans (other than equity-based plans) as in effect on the date hereof. To the extent that service is relevant for eligibility, vesting or benefit calculations or allowances (including entitlements to vacation and sick days) under any plan or arrangement of the Company or its Subsidiaries, Parent shall ensure that such plan or arrangement shall credit employees for service on or prior to the Effective Time with the Company or any of its Subsidiaries.

          Section 6.15. Settlement of Equity Swap Transaction. Parent shall cause a loan to be made to Verio, LLC, a wholly-owned Subsidiary of the Company, promptly following the purchase of Shares pursuant to the Offer in an amount in cash not to exceed $40 million so as to permit Verio, LLC to effect a settlement or termination of that certain Confirmation for Equity Swap Transaction Between Salomon Brothers Holding Company Inc., Verio, LLC and Verio Inc. dated as of March 17, 2000. Such loans shall be on such terms as shall be reasonably acceptable to Parent and the Company.

                                 ARTICLE  VII

                      CONDITIONS PRECEDENT TO THE MERGER

          Section 7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. This Agreement shall have been adopted by the affirmative vote of the stockholders of the Company (unless the vote of stockholders is not required under the DGCL) as required by the DGCL and the Company Charter.

          (b) HSR Act and Other Pre-Merger Filings. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (c) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer, except that this condition shall not apply if Sub shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

          (d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal.

                                 ARTICLE  VIII

                       TERMINATION, AMENDMENT AND WAIVER

          Section 8.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

          (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or
     (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to (A) September 8, 2000, if the Exon-Florio Condition shall have been satisfied or waived prior to such date or (B) November 10, 2000, if the Exon-Florio Condition shall not have been satisfied or waived on or prior to September 8, 2000; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

          (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent or Sub prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (ii) cannot be or has not been cured within 30 days after the giving of written notice to the Company;

          (d) by Parent or Sub if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A;

          (e) by the Company if the Board of Directors of the Company determines that a Takeover Proposal constitutes a Superior Proposal and the Board of Directors determines, in its good faith judgment, after consultation with independent counsel, that failing to terminate this Agreement would be inconsistent with such Board's fiduciary duties under applicable law; provided that the Company has complied in all material respects with all provisions of
Section 5.2, including the notice provisions therein, and that it has complied to the extent applicable with the requirements of Section 6.4(b) relating to the payment (including the timing of any payment) of the Expenses and the Termination Fee to the extent required by Section 6.4(b); and provided further that the Company may not terminate this Agreement pursuant to this Section 8.1(e) unless and until 72 hours have elapsed following delivery to Parent of a written notice of such determination by the Board of Directors of the Company (such notice may be given by the Company contingent on termination of this Agreement becoming effective immediately prior to the Company entering into a definitive agreement with respect to a Superior Proposal);

          (f) by the Company, if (i) any of the representations or warranties of Parent or Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Sub to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 30 days after the giving of written notice to Parent or Sub, as applicable; or

          (g) by the Company, if the Offer has not been timely commenced in accordance with Section 1.1.

          The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

          Section 8.2. Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for the last sentence of Section 6.2 and the entirety of Section 6.4, which shall survive the termination); provided, however, that nothing contained in this Section 8.2 shall relieve any party hereto from any liability for any breach of a representation or warranty contained in this Agreement, the breach of any covenant contained in this Agreement or for fraud.

          Section 8.3. Amendment. This Agreement may be amended by the parties hereto, subject to Section 6.3, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 8.4. Waiver. At any time prior to the Effective Time, subject to Section 6.3, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE  IX

                              GENERAL PROVISIONS

          Section 9.1. Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

         Section 9.2. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         if to Parent or Sub, to:

         NTT Communications Corporation
         1-1-6, Uchisaiwai-cho
         Chiyoda-ku, Tokyo 100-8019
         Japan
         Attention:  Junichi Nomura
         Facsimile:  81-3-3519-5273

         with copies to:

         NTT Communications Corporation
         Kowa Nishi-shinbashi Building B Tower
         14-1, Nishi-shinbashi 2-chome
         Minato-ku, Tokyo 105-0003
         Japan
         Attention:  Yoshio Katsumata
         Facsimile:  81-3-3539-4645

         and

         Sidley & Austin
         Bank One Plaza
         10 S. Dearborn St.
         Chicago, Illinois  60603
         Attention:  Dennis V. Osimitz
         Facsimile No.:  312-853-7036



         (b)  if to the Company, to:

         Verio Inc.
         8005 South Chester Street, Suite 200
         Englewood, Colorado  80112
         Attention:  Carla Donelson
         Facsimile No.:  303-792-3879
          with a copy to:

          Morrison & Foerster LLP
          425 Market Street
          San Francisco, California 94105-2482
          Attention:  Gavin B. Grover
          Facsimile No.:  415-268-7522

          Section 9.3. Interpretation; Certain Definitions. (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (b) For purposes of this Agreement, the following terms have the meaning specified in this Section 9.3:

          "business day" means any day that is a business day for the purposes of the Exchange Act.

          "CFIUS" means the Committee on Foreign Investment in the United States, as established through Executive Order No. 11858 in connection with Exon-Florio.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exon-Florio" means Section 721 of the Exon-Florio Amendment to the Defense Production Act of 1950.

          "Expenses" means documented out-of-pocket fees and expenses, up to a maximum of $5 million, incurred or paid by or on behalf of Parent or the Company, as the case may be, in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of law firms, commercial banks, investment banking firms, accountants, experts and consultants.

          "Knowledge of the Company" means the actual knowledge of the directors and executive officers of the Company.

     "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company or Parent, as the case may be, any change or effect that is or could reasonably be expected (as far as can be foreseen at the time) to be materially adverse to the business, operations, properties or results of operations or the condition (financial or otherwise), with all such matters being considered in the aggregate, of the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, as the case may be; provided, that none of the following shall be deemed, either alone or in combination, to have or constitute a Material Adverse Effect on or a Material Adverse Change with respect to the Company: (i) changes in the market price or trading volume of the Company's securities, (ii) conditions generally affecting the internet service provider or web hosting industries, (iii) general economic and business conditions, and (iv) any disruption of employee, customer, supplier or other similar relationships, or other events or circumstances arising out of or resulting from actions contemplated by the parties in connection with, or which are attributable to, the execution and announcement of this Agreement and the identity of Parent.

          "Real Estate" means, with respect to the Company or any Subsidiary, as applicable, all of the fee or leasehold ownership right, title and interest of such person, in and to all real estate and improvement owned or leased by any such person and which is used by any such person in connection with the operation of its business.

          "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

          "Superior Proposal" means a bona fide Takeover Proposal made by a third party on terms which the Board of Directors of the Company determines, in its good faith judgment, to be more favorable to the Company's stockholders than the transactions contemplated by this Agreement (after receipt of advice from the Company's independent financial advisor) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company (after receipt of the advice of the Company's independent financial advisor), is reasonably capable of being obtained by such third party; provided, that, for the purposes of this definition, clause (ii) of the term "Takeover Proposal" shall be deemed to read as follows: "(ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company representing 50% or more of the Common Shares or of the total voting securities of the Company outstanding."

          "Takeover Proposal" means any proposal for (i) a merger or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company representing 15% or more of the Common Shares or of the total voting securities of the Company outstanding or (iii) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

          "Taxes" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or any other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

          "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

          "Termination Fee" means $175 million.

          Section 9.4. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 9.5. Entire Agreement; No Third-Party Beneficiaries. This Agreement, except as provided in the last sentence of Section 6.2, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 6.10, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          Section 9.6. Governing Law. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          Section 9.7. Assignment. Subject to Section 2.1, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

          Section 9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

          Section 9.9. Enforcement of this Agreement. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each of Parent and Sub hereby appoints Lexis Document Services, Inc. as its agent for service of process in Delaware. Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.


                                        NTT COMMUNICATIONS CORPORATION


                                        By:  /s/  Masanobu Suzuki
                                           ------------------------------
                                        Name: Masanobu Suzuki
                                             ----------------------------
                                        Title:  President and CEO
                                              ---------------------------



                                        CHASER ACQUISITION, INC.


                                        By:  /s/  Junichi Nomura
                                           ------------------------------

                                        Name:  Junichi Nomura
                                             ----------------------------

                                        Title:  President
                                              ---------------------------



                                        VERIO INC.


                                        By:  /s/  Justin L. Jaschke
                                           ------------------------------

                                        Name:  Justin L. Jaschke
                                             ----------------------------

                                        Title: Chief Executive Officer
                                              ---------------------------

                                                                       Exhibit A
                                                                       ---------
                            CONDITIONS OF THE OFFER

          Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Common Shares that, together with the Common Shares then owned by NTT and its Subsidiaries, would constitute at least a majority of the Common Shares that in the aggregate are outstanding determined on a fully diluted basis (assuming the exercise of all options to purchase Company Common Stock and the conversion or exchange of all securities convertible or exchangeable into, Common Shares outstanding at the expiration date of the Offer) ("Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated prior to the expiration date of the Offer (the "HSR Condition") and (iii) the period of time for any applicable review process by CFIUS under the Exon-Florio Act shall have expired and CFIUS shall not have taken any action or made any recommendation to the President of the United States to block or prevent the consummation of the Offer or the Merger (the "Exon-Florio Condition"). Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of this Agreement):

          (a) there shall be threatened or pending by any Governmental Entity any suit, action or proceeding (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Sub any damages that, if awarded, would have a Material Adverse Effect on the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of a material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its subsidiaries, taken as a whole, or Parent and its subsidiaries, taken as a whole, in each case, as a result of the Offer or any of the other transactions contemplated by this Agreement, (iii) seeking to impose material limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer, including the right to vote Common Shares on all matters properly presented to the stockholders of the Company,

     (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect any material portion of the business or operations of the Company or its subsidiaries or (v) which otherwise is reasonably likely to have a Material Adverse Effect on the Company, or there shall be pending by any other person any suit, action or proceeding which would have a Material Adverse Effect on the Company.

          (b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule, regulation, judgment, order or injunction, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act or any other applicable waiting periods under any foreign laws enacted as of the date hereof, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses
     (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any Material Adverse Change with respect to the Company;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

          (e) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Material Adverse Effect on the Company or unless such inaccuracies are as a result of actions expressly permitted by clauses (i) through (xvii) of Section 5.1;

          (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under this Agreement (other than any failures which would not have, either individually or in the aggregate, a Material Adverse Effect on the Company), which failure to perform or comply, if capable of being cured, continues for more than 20 business days after the giving of written notice to the Company;

          (g) any person or "group" (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Sub or their affiliates or any group of which any of them is a member, shall have acquired or announced its intention to acquire beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the Company Common Stock;

          (h) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the Nasdaq National Market or any national securities exchange in the United States (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Japan, (iii) any limitation (whether or not mandatory) by any Governmental Entity on, or other event that materially adversely affects, the extension of credit by banks or other lending institutions, or (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or Japan which in any case is reasonably expected to have a Material Adverse Effect on the Company or to materially adversely affect Parent's or Sub's ability to complete the Offer and/or the Merger or materially delay the consummation of the Offer and/or the Merger; or

          (i) this Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion.
The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.